EXHIBIT 99.1

Ruby Tuesday, Inc. Reports Fourth Quarter and Fiscal Year 2017 Financial Results

Launches New “Plan to Win” Strategy to Improve Operating and Financial Performance

MARYVILLE, Tenn., Aug. 21, 2017 (GLOBE NEWSWIRE) -- Ruby Tuesday, Inc. (NYSE:RT) today announced financial results for the fourth quarter and fiscal year ended June 6, 2017.

Fiscal Fourth Quarter 2017 Highlights (14 weeks ended June 6, 2017, compared to the 13 weeks ended May 31, 2016):

  Total revenue declined 8.8% to $254.9 million, which included a net reduction of 103 Company-owned Ruby Tuesday restaurants compared to the fourth quarter of the prior fiscal year. 95 of these restaurants were closed in connection with our August 11, 2016 announcement. Excluding the 14th week in 2017, total revenues decreased 14.4% to $239.1 million.
  Same-restaurant sales (on a 13-week comparable basis) declined 1.6% compared to a 3.7% decrease in the fourth quarter of the prior fiscal year.
  Closures and Impairments expense was $10.5 million, net of $4.4 million in gains on the sale of surplus properties, compared to $43.8 million, which included a loss of $0.2 million on the sale of surplus properties, in the fourth quarter of the prior fiscal year.
  Net Loss was $8.7 million, or ($0.14) per diluted share, compared to Net Loss of $27.6 million, or ($0.46) per diluted share in the fourth quarter of the prior fiscal year.
  Restaurant level margin* contracted 40 basis points to 18.3%.
  Adjusted Net Income* was $3.9 million, or $0.06 per diluted share, compared to Adjusted Net Income of $6.3 million, or $0.10 per diluted share in the fourth quarter of the prior fiscal year.
  Adjusted EBITDA* was $22.6 million compared to $28.3 million in the fourth quarter of the prior fiscal year.
  As of June 6, 2017, the Company had cash and cash equivalents of $41.7 million.

Fiscal Year 2017 Highlights (53 weeks ended June 6, 2017, compared to the 52 weeks ended May 31, 2016):

  Total revenue declined 12.8% to $952 million, which included a net reduction of 103 Company-owned Ruby Tuesday restaurants compared to the prior fiscal year. 95 of these restaurants were closed in connection with our August 11, 2016 announcement. Excluding the 53rd week in 2017, total revenues decreased 14.2% to $936.2 million.
  Same-restaurant sales (on a 52-week comparable basis) declined 3.1% following a 1.4% decline in the prior fiscal year.
  Closures and Impairments expense was $69.8 million, net of $4.4 million in gains on the sale of surplus properties, compared to $64.7 million, net of $0.8 million in gains on the sale of surplus properties, in the prior fiscal year.
  Net Loss was $106.1 million, or ($1.76) per diluted share, compared to Net Loss of $50.7 million, or ($0.83) per diluted share in the last fiscal year.
  Restaurant level margin* contracted 180 basis points to 15.0%.
  Adjusted Net Loss* was $17.5 million, or $(0.29) per diluted share, compared to Adjusted Net Income of $3.9 million, or $0.06 per diluted share in the last fiscal year.
  Adjusted EBITDA* was $33.6 million compared to $77.7 million in the prior fiscal year.

* Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share are non-GAAP measures. Reconciliations of Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share to the most directly comparable financial measures presented in accordance with United States Generally Accepted Accounting Principles (GAAP) are set forth in the schedules accompanying this release. See “Non-GAAP Reconciliation Table” and “Condensed Consolidated Statements of Operations.”

Jim Hyatt, President and Chief Executive Officer, commented, “While the casual dining environment remains challenging and highly competitive, we are pleased to have achieved a sequential improvement in same-restaurant sales and operating performance for the fourth quarter as we had expected. Our same-restaurant sales trend improved 240 basis points from a 4.0% decline in the third quarter to a 1.6% decline in the fourth quarter while we held our performance gap relative to the industry constant. Additionally, we reported adjusted net income for the fourth quarter following three quarters of adjusted net losses, as we have stemmed the decline in our top-line while controlling expenses. Looking ahead to fiscal 2018, we expect to achieve year-over-year improvement in restaurant level margins and EBITDA as we execute our new ‘Plan to Win’ strategy.”

Hyatt concluded, “Based on learnings from the field and feedback from team members and guests, we have developed our ‘Plan to Win’ road-map for the next 12 months. Our top three priorities are to improve the total guest experience, ignite same-restaurant sales growth, and deliver system profitability. We have developed a comprehensive strategy to realize these goals over the stated time frame and believe this game plan will position Ruby Tuesday towards achieving sustained profitable growth and increasing shareholder value.”

Strategic Initiatives

The “Plan to Win”

Ruby Tuesday has launched its “Plan to Win” to address its sales and operational challenges, improve financial profitability, and thereby enhance long-term value for shareholders. As the Company executes against this new strategy it expects to achieve year-over-year improvement in restaurant level margins and EBITDA in fiscal 2018. The “Plan to Win” is a road-map for the Company over the next 12 months and includes the following priorities:

  Improve Total Guest Experience
  - Develop and rollout 9 to 12 months operations calendar to enhance operational excellence and support the marketing calendar
  - Deploy Operations and Restaurant Support Center platforms to drive performance
  - Focus on progressive improvement on all guest experience attributes

  Ignite Same Restaurant Sales Growth
  - Develop 12 to 15 month marketing calendar to increase frequency of existing and new target guests
  - Drive improved ROI for marketing and media spending
  - Implement menu simplification and test & pilot new lunch menu
  - Re-energize To-Go and Catering Programs

  Deliver System Profitability
  - Reconfigure and optimize G&A expenses
  - Deploy P&L benchmarking tool to drive accountability and enhance unit profitability
  - Optimize supply chain process for profitability

Asset Rationalization Plan

  Ruby Tuesday is in the contract process to sell 21 properties with expected net proceeds of $28.2 million or approximately $1.3 million per location. During fiscal 2017, the Company completed sales for 13 properties that closed as a result of the Asset Rationalization Project and received $20.1 million in net proceeds. Also during fiscal 2017, the Company has settled 32 of the 61 leased properties closed as a result of the Asset Rationalization Plan for approximately $8.4 million.

Review of Strategic Alternatives

On March 13, 2017, the Company announced that its Board of Directors had authorized an exploration of strategic alternatives in order to maximize shareholder value. The Board of Directors is considering all strategic alternatives including, but not limited to, a potential sale or merger of the Company, and has retained UBS as its financial advisor to assist in the process.

As of August 21, 2017, the strategic alternatives review process is ongoing and entering its final phase. The Board is focused on the completion of this process and remains dedicated to delivering value to its customers, franchisees, employees, and shareholders to better position the brand to achieve top line growth and higher operating profitability.

Annual Meeting of Shareholders

Ruby Tuesday today announced that, in light of the ongoing strategic review process, the Board of Directors has postponed the 2017 Annual Meeting of Shareholders to January 22, 2018 from its original date of December 6, 2017. If a shareholder intends to nominate a person for election to the Board or to propose other business for consideration at the Annual Meeting, notice must be delivered to the Company by October 23, 2017.  The Company does not anticipate any further postponement of the Annual Meeting.

Additional information about the Annual Meeting, including the location and time of the Annual Meeting, will be contained in the Company’s Proxy Statement for the Annual Meeting, which will be made available to shareholders of record prior to the Annual Meeting. The Company invites all of its shareholders to attend the Annual Meeting.

Fiscal Fourth Quarter 2017 Financial Results

Total revenue was $254.9 million, a decrease of 8.8% or $24.5 million from the fourth quarter of the prior fiscal year. This decrease was due to a net reduction of 103 Company-owned Ruby Tuesday restaurants as compared to the fourth quarter of the prior fiscal year and a same-restaurant sales decline of 1.6% at Company-owned Ruby Tuesday restaurants. Year-over-year guest counts fell 2.9% while average check rose 1.3%, reflecting ongoing challenges affecting the casual dining industry. The 14th week in the fourth quarter of 2017 contributed approximately $15.7 million to total revenue.

Restaurant level margin* decreased to $46.5 million from $51.9 million in the fourth quarter of the prior fiscal year. As a percentage of restaurant sales and operating revenue, restaurant level margin contracted 40 basis points to 18.3% from 18.7%. The decrease in margin rate was primarily driven by increases in payroll and related costs offset in part by an improvement in other restaurant operating costs.

General and administrative expenses (G&A) increased to $18.7 million from $14.0 million in the fourth quarter of the prior fiscal year. As a percentage of total revenue, G&A expenses increased 230 basis points to 7.3% from 5.0%. The increase in G&A was primarily due to the additional fiscal week and costs related to the review of strategic alternatives.

Net Loss was $8.7 million, or ($0.14) per diluted share, compared to Net Loss of $27.6 million, or ($0.46) per diluted share, in the fourth quarter of the prior fiscal year. The 14th week in the fourth quarter of 2017 contributed approximately $0.02.

Adjusted Net Income* was $3.9 million, or $0.06 per diluted share, compared to Adjusted Net Income of $6.3 million, or $0.10 per diluted share, in the fourth quarter of the prior fiscal year. The 14th week in the fourth quarter of 2017 contributed approximately $0.02. Adjusted Net Income for the fourth quarter of fiscal year 2017 excluded after-tax adjustments of $12.6 million, which primarily consisted of closures and impairments charges and costs related to executive transition, corporate restructuring, and review of strategic alternatives. Adjusted Net Income in the fourth quarter of fiscal year 2016 excluded after-tax adjustments of $33.9 million, primarily related to closures and impairments charges. A reconciliation between Net Loss and Adjusted Net Income/(Loss) is included in the accompanying financial data.

Fiscal Year 2017 Financial Results

Total revenue was $952.0 million, a decrease of 12.8% or $139.3 million from last fiscal year. This decrease was due to a net reduction of 103 Company-owned Ruby Tuesday restaurants and a same-restaurant sales decline of 3.1% at Company-owned Ruby Tuesday restaurants. The 53rd week in the fourth quarter 2017 contributed approximately $15.7 million to total revenue. Year-over-year guest counts fell 3.1% for fiscal year 2017 and average check was flat to the prior year.

Restaurant level margin* decreased to $142.2 million from $182.4 million in the prior fiscal year. As a percentage of Company-owned restaurant sales and operating revenue, restaurant level margin contracted 180 basis points to 15.0% from 16.8%. The decrease in margin rate was primarily driven by increases in cost of goods sold and payroll and related costs offset in part by an improvement in other restaurant operating costs.

General & administrative expenses (G&A) increased to $67.0 million from $58.2 million in the prior fiscal year. As a percentage of total revenue, G&A expenses increased 170 basis points to 7.0% from 5.3%. The increase in G&A was primarily due to the additional fiscal week, costs associated with executive transition, and costs associated with the review of strategic alternatives.

Net Loss was $106.1 million, or ($1.76) per diluted share, compared to Net Loss of $50.7 million, or ($0.83) per diluted share in the last fiscal year. The 53rd week in the fourth quarter of 2017 contributed approximately $0.02.

Adjusted Net Loss* was $17.5 million, or $(0.29) per diluted share, compared to Adjusted Net Income of $3.9 million, or $0.06 per diluted share, in the prior fiscal year. The 53rd week in the fourth quarter of 2017 contributed approximately $0.02. Adjusted Net Income for fiscal year 2017 excluded after-tax adjustments of $88.6 million, which primarily consisted of closures and impairments charges and costs related to executive transition, corporate restructuring, and review of strategic alternatives. Adjusted Net Income for fiscal year 2016 excluded after-tax adjustments of $54.6 million, primarily related to closures and impairments charges. A reconciliation between Net Loss and Adjusted Net (Loss)/Income is included in the accompanying financial data.

Balance Sheet

On May 26, 2017, Ruby Tuesday entered into a $20.0 million 364-day senior secured revolving credit agreement with UBS to replace its previously-disclosed four-year revolving credit agreement with its prior lenders. The New Credit Facility is extended to the Company on substantially the same terms as the Prior Credit Facility and is secured substantially by mortgages over certain of the Company’s real estate assets. Ruby Tuesday’s $15.0 million sublimit for standby letters of credit remains unchanged.

Aside from $14.8 million of letters of credit outstanding, as of June 6, 2017 the Company had no borrowings under the New Credit Facility.

Ruby Tuesday also received net cash proceeds of $12.3 million related to the sale of eight properties during the fourth quarter at an average per unit of $1.5 million.

The Company ended the fiscal 2017 fourth quarter with cash and cash equivalents totaling $41.7 million and debt of $213.7 million.

Restaurant Activity

As of June 6, 2017, there were 605 Ruby Tuesday restaurants system-wide, of which 543 were Company-owned. During the fourth quarter, one Company-owned Ruby Tuesday restaurant and one international franchised Ruby Tuesday restaurant were closed.

Conference Call & Webcast

The Company will host a conference call today to discuss fiscal fourth quarter 2017 financial results at 5:00 PM Eastern Time. The conference call can be accessed live by dialing 719-325-4886. A replay will be available after the call and can be accessed by dialing 412-317-6671. The passcode is 7450235. The replay will be available through Thursday, September 21, 2017.

The conference call will also be webcast live and later archived on the Investor Relations page of Ruby Tuesday’s corporate website at www.rubytuesday.com under the ‘Events & Presentations’ section.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday brand restaurants. As of June 6, 2017, there were 605 Ruby Tuesday restaurants in 41 states, 14 foreign countries, and Guam. Of those restaurants, we owned and operated 543 Ruby Tuesday restaurants and franchised 62 Ruby Tuesday restaurants, comprised of 17 domestic and 45 international restaurants. Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of changes in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to review of strategic alternatives, our asset rationalization project, cost savings initiatives, and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages and healthcare reform; changes in senior management or in the Board of Directors; the results of our ongoing exploration of strategic alternatives to maximize shareholder value; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurants or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; prevailing conditions in the real estate market that may affect expected results under our Asset Rationalization Plan, our ability to obtain waivers under, or amendments to, certain of our credit facilities by the lenders under such facilities, and other risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended June 6, 2017.

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures and ratios to assess the results of the Company’s operations.

We have included Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with GAAP. We also believe that securities analysts, investors and other interested parties frequently use Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share in evaluating issuers. Because other companies in some cases calculate Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss), or Adjusted Net Income/(Loss) per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of Net Loss, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share, all of which are non-GAAP financial measures. Reconciliation of Restaurant Level Margin, which is also a non-GAAP measure, to Net Loss are presented in the Condensed Consolidated Statements of Operations. The Company defines Restaurant Level Margin as Restaurant Sales and Operating Revenue less Cost of Goods Sold, which excludes Depreciation and Amortization, Payroll and Related Costs, and Other Restaurant Operating Costs. EBITDA is defined as Net Loss before interest, taxes, and depreciation and amortization and Adjusted EBITDA as EBITDA, excluding certain expenses/(income) including, but not limited to, Closures and Impairments, Net, Executive Transition, and Strategic Alternatives. Adjusted Net Income/(Loss) is defined as Net Loss, excluding certain expenses/(income) as detailed in Adjusted EBITDA as well as adjustments related to Debt Prepayment Penalties, Deferred Financing Fees, Gain on Extinguishment of Debt, Income Tax Benefit from Adjustments, and Income Tax Benefit Adjusted to the Statutory Rate. Adjusted Net Income/(Loss) per share is defined as Adjusted Net Income/(Loss) divided by diluted shares outstanding.

Financial Results For the Fourth Quarter of Fiscal Year 2017
(Amounts in thousands)
(Unaudited)
	June 6,	May 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2017	2016
Assets

Cash and Cash Equivalents	$41,714	$66,964
Restricted Cash	6,445	377
Accounts and Other Receivables	7,315	12,827
Inventories	17,178	21,595
Income Tax Receivable	3,061	3,003
Prepaid Rent and Other Expenses	10,499	11,508
Assets Held for Sale	12,825	4,642

Total Current Assets	99,037	120,916

Property and Equipment, Net	583,097	671,250
Other Assets	41,508	45,751

Total Assets	$723,642	$837,917

Liabilities
Current Portion of Long-Term Debt, including
Capital Leases	$368	$9,934
Deferred Revenue - Gift Cards	15,051	16,354
Other Current Liabilities	83,655	71,418

Total Current Liabilities	99,074	97,706

Long-Term Debt and Capital Leases, less	213,341	213,803
Current Maturities
Deferred Escalating Minimum Rents	43,464	51,535
Other Deferred Liabilities	60,397	67,093

Total Liabilities	416,276	430,137

Shareholders' Equity	307,366	407,780

Total Liabilities and
Shareholders' Equity	$723,642	$837,917

Financial Results For the Fourth Quarter and Year Ended June 6, 2017
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	14 Weeks		13 Weeks		53 Weeks		52 Weeks
	Ended		Ended		Ended		Ended
	June 6,	Percent	May 31,	Percent	June 6,	Percent	May 31,	Percent
	2017	of Revenue	2016	of Revenue	2017	of Revenue	2016	of Revenue

Revenue:
Restaurant sales and operating revenue	$253,886	99.6	$277,929	99.5	$948,403	99.6	$1,085,034	99.4
Franchise revenue	977	0.4	1,393	0.5	3,568	0.4	6,194	0.6
Total Revenue	254,863	100.0	279,322	100.0	951,971	100.0	1,091,228	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold	69,950	27.6	76,840	27.6	268,622	28.3	298,529	27.5
Payroll and related costs	87,813	34.6	93,585	33.7	338,918	35.7	374,561	34.5
Other restaurant operating costs	49,627	19.5	55,615	20.0	198,696	21.0	229,518	21.2

Restaurant Level Margin (excludes franchise revenue)	46,496	18.3	51,889	18.7	142,167	15.0	182,426	16.8

Depreciation and amortization	9,941	3.9	12,884	4.6	41,779	4.4	51,358	4.7
(as a percent of Total revenue)
General and administrative, net	18,650	7.3	13,965	5.0	67,009	7.0	58,191	5.3
Marketing Expenses, net	10,812	4.2	11,040	4.0	54,140	5.7	51,436	4.7
Closures and impairments, net	10,467	4.1	43,773	15.7	69,808	7.3	64,680	5.9
Gain on sales of Lime Fresh Mexican Grill assets	-	-	(5,937)	(2.1)	-	0.0	(5,937)	(0.5)
Total operating costs and expenses	257,260		301,765		1,038,972		1,122,336

Loss From Operations	(2,397)	(0.9)	(22,443)	(8.0)	(87,001)	(9.1)	(31,108)	(2.9)

Interest expense, net	6,264	2.5	5,654	2.0	20,855	2.2	21,754	2.0

Loss before income taxes	(8,661)	(3.4)	(28,097)	(10.1)	(107,856)	(11.3)	(52,862)	(4.8)
Provision / (Benefit) for income taxes	26	0.0	(494)	(0.2)	(1,716)	(0.2)	(2,180)	(0.2)

Net Loss	$(8,687)	(3.4)	$(27,603)	(9.9)	$(106,140)	(11.1)	$(50,682)	(4.6)

Net Loss Per Share:
Basic	$(0.14)		$(0.46)		$(1.76)		$(0.83)
Diluted	$(0.14)		$(0.46)		$(1.76)		$(0.83)

Shares:
Basic	60,333		59,765		60,139		60,871
Diluted	60,333		59,765		60,139		60,871

Non-GAAP Reconciliation Table
Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Income / (Loss), and Adjusted Net Income / (Loss) Per Share
(Amounts in thousands except per share amounts)
(Unaudited)
	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	June 6,	May 31,	June 6,	May 31,
	2017	2016	2017	2016

Net Loss	$(8,687)	$(27,603)	$(106,140)	$(50,682)

Depreciation and Amortization	9,941	12,884	41,779	51,358
Interest Expense, net	6,264	5,654	20,855	21,754
Expense / (Benefit) for Income Taxes	26	(494)	(1,716)	(2,180)
EBITDA	$7,544	$(9,559)	$(45,222)	$20,250
Closures and Impairments, Net (1)	10,467	43,773	69,808	64,680
Executive Transition and Corporate Restructuring (2)	1,286	-	5,627	(1,274)
Costs Related to Review of Strategic Alternatives (3)	3,347	-	3,347	-
Gain on Sales of Lime Fresh Mexican Grill Assets (4)	-	(5,937)	-	(5,937)
Adjusted EBITDA	$22,644	$28,277	$33,560	$77,719

Net Loss	$(8,687)	$(27,603)	$(106,140)	$(50,682)

Closures and Impairments, Net (1)	10,467	43,773	69,808	64,680
Executive Transition and Corporate Restructuring (2)	1,286	-	5,627	(1,274)
Costs Related to Review of Strategic Alternatives (3)	3,347	-	3,347	-
Gain on Sales of Lime Fresh Mexican Grill Assets (4)	-	(5,937)	-	(5,937)
Debt Prepayment Penalties & Deferred Financing Fees (5)	-	695	-	1,840
Income Tax Benefit from Adjustments (6)	(5,993)	(15,293)	(31,269)	(23,540)
Income Tax Expense / (Benefit) Adjusted to Statutory Rate (7)	3,464	10,659	41,092	18,801
Adjusted Net Income / (Loss)	$3,884	$6,294	$(17,535)	$3,888

Net Loss Per Share	$(0.14)	$(0.46)	$(1.76)	$(0.83)

Adjusted Net Income / (Loss) Per Share	$0.06	$0.10	$(0.29)	$0.06

Basic Shares Outstanding (8)	60,333	59,765	60,139	60,871

Diluted Shares Outstanding (8)	60,580	60,091	60,139	61,222

(1) Includes property impairments, closed restaurant lease reserves, other closing expenses, losses / (gains) on sales of properties, and a $2.0 million partial trademark impairment charge of the Lime Fresh trademark during Q2 FY 16.
(2) Primarily consists of severance, unused vacation, and other benefit costs in connection with the departure of our former Chief Executive Officer, President of the Ruby Tuesday concept, and certain other former employees.
(3) Includes costs associated with exploring strategic alternatives in order to maximize shareholder value and position the business for long-term success.
(4) In Q4 FY 16, the Company sold various Company-owned Lime Fresh restaurants to Rubio's Restaurants Inc. and sold the Lime Fresh Mexican Grill brand to EverFresh Endeavors.
(5) Debt prepayment penalties and the write-off of deferred financing fees are classified within Interest expense and included in EBITDA calculation and therefore not a separate add-back for Adjusted EBITDA.
(6) Represents the tax impact of the adjustments to Net Loss at the Company's statutory tax rate (39.69%).
(7) Represents the Company's Income Tax Benefit adjusted to the Company's statutory tax rate.
(8) Net Loss and Adjusted Net Income / (Loss) per share figures are calculated based on diluted shares outstanding.

Ruby Tuesday, Inc.
Number of Restaurants at End of Period

	June 6,	May 31,
	2017	2016
Ruby Tuesday:
Company-Owned	543	646
Domestic Franchised	17	27
International Franchised	45	51
Total	605	724

Lime Fresh:
Company-Owned	0	2
Domestic Franchised	0	0
Total	0	2

Total Restaurants:
Company-Owned	543	648
Domestic Franchised	17	27
International Franchised	45	51
System-wide total	605	726

Investor Relations
Melissa Calandruccio, CFA, ICR
(646) 277-1273
RubyTuesdayIR@icrinc.com

or

Media Relations
Christine Beggan, ICR
(203) 682-8329
RubyTuesday@icrinc.com